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                                                           UNITED STATES                          SEC FILE NUMBER
                                                SECURITIES AND EXCHANGE COMMISSION                    0-31080
                                                      Washington, D.C. 20549                 -------------------------

                                                            FORM 12b-25                      -------------------------
                                                                                                    CUSIP NUMBER
                                                    NOTIFICATION OF LATE FILING                        657477
                                                                                             -------------------------

(Check One):        [ ]   Form 10-K     [ ]  Form 20-F      [ ]  Form 11-K      [x]   Form 10-Q      [ ]   Form N-SAR

                    For Period Ended:          March 31, 2002
                    -----------------------------------------
                    [  ]     Transition Report on Form 10-K
                    [  ]     Transition Report on Form 20-F
                    [  ]     Transition Report on Form 11-K
                    [  ]     Transition Report on Form 10-Q
                    [  ]     Transition Report on Form N-SAR
                    For the Transition Period Ended:
                    -----------------------------------------

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                          Read Instruction (on back page) Before Preparing Form. Please print or Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------------------------------------------------------
PART 1 - REGISTRANT INFORMATION

NORTH BAY BANCORP
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Full Name of Registrant
N/A
---------------------------------------------------------------------------------------------------------------------------------
Former Name if Applicable
1500 Soscol Avenue
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Address of Principal Executive Office (Street and Number)
Napa, California 94558
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City, State and Zip Code
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following
[X] the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before, the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

As reported on a Current Report on Form 8-K filed with the SEC on April 15, 2002, Registrant recently changed accounting firms from Arthur Andersen LLP to KPMG LLP. Because of this change, and the added time necessary for KPMG to complete the due diligence necessary to adequately review Registrant's March 2002 Quarterly report of Form 10-Q, this report could not be filed on time without unreasonable effort or expense

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Lee-Ann Cimino                 (707)                                257-4817
--------------------------------------------------------------------------------
   (Name)                   (Area Code)                       (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 YES NO months or for such shorter period that the registrant was required to file such report(s) been
       filed? If answer is no, identify report(s).               [X] YES  [ ] NO


--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. [ ] YES [X] NO (1)

       (1) However, for the reasons set forth under Part III of this form, a definitive response is not determinable at this time.


--------------------------------------------------------------------------------

                                NORTH BAY BANCORP
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: May 15, 2002                 By: /s/ Lee-Ann Cimino
      -------------------------        -----------------------------------------
                                       Lee-Ann Cimino, Senior Vice President and
                                       Chief Financial Officer